DOWLING, AARON & KEELER
INCORPORATED
ATTORNEYS AND COUNSELORS AT LAW

8080 NORTH PALM AVENUE, THIRD FLOOR
FRESNO, CALIFORNIA 93711-5707	TELEPHONE (559) 432-4500
FACSIMILE (559) 432-4590
MAILING ADDRESS
PO BOX 28902	WRITERS E-MAIL
FRESNO, CALIFORNIA 93729-8902	jburnside@daklaw.com

DANIEL K. WHITEHURST
JAMES C. SHERWOOD
OF COUNSEL

May 4, 2007

BLAINE PETTITT (1916-2002)

VIA FACSIMILE AND U.S. MAIL
J. Michael McTernan
O’Connor, DuMez, Alia & McTernan, S.C.
6633 Green Bay Road
Kenosha, WI 53142

Re:   Pacific Sands, Inc.

Dear Mr. McTernan:

This Firm and the undersigned represent Mr. Stan Paulus, and this letter will respond to your correspondence of February 16, 2007 that invited Mr. Paulus to answer to a number of detailed charges of improper conduct concerning his past role in the management and affairs of Pacific Sands, Inc.

The claims of wrongdoing are categorically denied by Mr. Paulus. In fact, the corporation was so unconcerned that Mr. Paulus might have conducted himself improperly in the past that Mr. Michael L. Wynhoff, as the President of Pacific Sands, Inc., in June 2004 executed a written Final Settlement Agreement between the parties plus a separate indemnification agreement. The latter document is sweeping in nature as Pacific Sands agrees to indemnify and hold Stanley Paulus harmless from all claims and liabilities related to anything he might have ever done pertaining to Pacific Sands. A similar instrument was also drawn and executed in favor of his spouse, Rita Paulus. Copies of these instruments are enclosed as the many statements in your February 16, 2007 letter would lead one to believe they were not furnished to you.

DOWLING, AARON & KEELER
INCORPORATED
ATTORNEYS AND COUNSELORS AT LAW

J. Michael McTernan
May 4, 2007

A fair reading of them leads one to conclude the matters now being complained of were settled and fully resolved. The same fair reading also leads one to conclude they are being raised for the sole purpose of extracting from Mr. Paulus some measure of forgiveness of the debt the corporation presently owes him. Please be advised that tactic will not succeed. This office has already filed a civil action in the United States District Court for the Eastern District of California (Fresno) against Pacific Sands, Inc. to collect on the past due promissory note. A courtesy copy of the complaint is enclosed. It was served on the corporation’s Chief Financial Officer, Michael Michie on May 3, 2007. In providing you and advance copy of the complaint together with this letter of explanation, we are hopeful that common sense will prevail and that the corporation will pay Mr. Paulus all sums secured by the promissory note.

It is not the desire of Mr. Paulus to participate in protracted litigation, so in the spirit of resolving the matter at the earliest opportunity, we present you this response of Mr. Paulus to the many questions set forth in your letter. The topic titles which follow are in the same order as you presented them.

1.    Compensation. The information you were presented on the issuance of shares to Mr. Paulus is incorrect. In 1998 Mr. Paulus acquired from another shareholder, Monsoon International, 658,333.25 shares of its capital stock. A new certificate was issued to Mr. Paulus to replace the certificate that was surrendered by Monsoon International. For reasons unknown, the corporation’s accountant reported to the Securities and Exchange Commission that Mr. Paulus owned 705,600 shares yet there does not exist any one or more share certificates that have ever totaled that number. It can only be concluded the incorrect reporting of shared owned was human error.

With regard to stock issued to Rita Paulus, it is true the company issued to her 200,000 shares for services rendered. At that time, however, she was owed well in excess of $34,000 for unpaid wages. This quarrel notwithstanding, the stock was reconveyed to the corporation in May 2004 so the debate is academic.

Stan Paulus never received any cash bonus of $122,500 or any other significant number for that matter, in calendar year 2000. If there is a cnacelled check to evidence such a payment, Mr. Paulus would like to see it.

2.    Failure to execute the duties of CEO. These allegations are frivolous and to demand financial records of the construction company be produced is denied. When Pacific Sands was organized long ago by Mr. Paulus, it needed a place of business. Not having a steady and reliable revenue stream with which to service a lease in a commercial building and pay all of the usual overhead expenses of a business, it was operated out of the construction office. Further, since it was a fledgling business and Mr. Paulus was in need of food, clothing and shelter, he continued to operate his construction company in the normal course. The Accusations now being leveled are not only frivolous but any right of action thereon was long ago barred by every conceivable statute of limitations.

DOWLING, AARON & KEELER
INCORPORATED
ATTORNEYS AND COUNSELORS AT LAW

J. Michael McTernan
May 4, 2007

3.    Misuse of company funds. Mr. Paulus transferred to the corporation holistic health books by Christine Hill in exchange for 3,750,000 shares of stock of which 2,000,000 shares constitute a reissuance of stock to Mr. Paulus that he had previously given back to the corporation so that it could pay other employees. This transaction was revisited and resolved as set out in the Final Settlement Agreement dated June 17, 2004 where the book inventory was reacquired in exchange for the surrender of shares. The subject transaction was part of the “final and complete agreement” between the parties. Accordingly, it can no longer serve as the basis of a legitimate disagreement.

4.    Self dealing. We are unable to fathom the relevance of this complained of stock transaction that took place nearly 10 years ago. In the Private Placement Memorandum dated August 15, 1997 the issuance of this stock is disclosed. Therefore, would you please share with us the relevance of the subject transaction at this time in history.

As to the Hurriflow Wastewater matter, the correct information is that in 2002 the company hired an engineer who built a new product to clean wastewater. The account receivable balance was for the sale of the product to a customer who refused to pay for it because it turned out the product did not satisfactorily perform. Mr. Wynhoff even worked on this project himself. It was an unfortunate business result, yet one for which no corporate office can be personally held to answer.

Regarding the SEC auditor, Alex D. Domantay, it did turn out the gentleman was not properly licensed or approved by Securities and Exchange Commission. The new auditors, therefore, had to perform a new the audit of the company’s books that Mr. Domantay had been retained to perform. Fortunately, the corporation did not suffer any loss as a result of these events because the corporation in the first instance never paid Mr. Domantay. Mr. Paulus paid Mr. Domantay personally by transferring to him some shares of stock.

Once you have reviewed these matters thoroughly with your client, it would be appropriate you contact me so that we can put the final touches on arranging for the payment of the promissory note.

Very truly yours,

DOWLING, AARON & KEELER

/s/ James D. Burnside III
James D. Burnside III